EXHBIT 8(f)(iv)
AMENDMENT NO. 3 TO THE PARTICIPATION AGREEMENT
Among
AVIVA LIFE AND ANNUITY COMPANY
(Successor in Interest to Indianapolis Life Insurance Company),
PIMCO VARIABLE INSURANCE TRUST,
and
ALLIANZ GLOBAL INVESTORS DISTRIBUTORS LLC
     The Participation Agreement, dated October 1, 1999, as amended April 1, 2000, by and among Aviva Life and Annuity Company, a stock life insurance company organized under the laws of Iowa, on its own behalf and on behalf of each segregated asset account, PIMCO Variable Insurance Trust, a Delaware business trust, and Allianz Global Investors Distributors LLC (formerly named PIMCO Advisors Distributors LLC), a Delaware limited liability corporation, is hereby further amended effective as of October 1, 2008:
     Whereas, the Agreement was amended by Amendment No. 2 to Participation Agreement effective as of June 30, 2003 to substitute Indianapolis Life Insurance Company (“ILICO”) for IL Annuity and Insurance Company as a result of the merger of IL Annuity and Insurance Company into ILICO effective on June 30, 2003; and
     Whereas, in connection with the merger of IL Annuity and Insurance Company into ILICO, the separate account serving as an investment vehicle for individual deferred variable annuity contracts issued by IL Annuity and Insurance Company changed its name from IL Annuity and Insurance Co. Separate Account 1 to ILICO Separate Account 1 and became subject to the laws of the State of Indiana;
     Whereas, ILICO will merge with and into Aviva Life and Annuity Company (“ALAC”) effective October 1, 2008, with ALAC as the surviving corporate entity; and
     Whereas, in connection with the merger of ILICO into ALAC, ILICO Separate Account 1 will change its name to ALAC Separate Account 1 and become subject to the laws of the State of Iowa;
     Now, therefore, the Agreement as previously amended is hereby further amended by ALAC, PIMCO Variable Insurance Trust, and Allianz Global Investors Distributors, LLC as follows:
     1. All references to ILICO are hereby changed to “Aviva Life and Annuity Company” to reflect the statutory merger of Indianapolis Life Insurance Company with and into Aviva Life and Annuity Company.

     2. All references to ILICO Separate Account 1 are hereby changed to “ALAC Separate Account 1” to reflect the name change of the separate account in connection with the merger of ILICO with and into ALAC.
     3. All references to PIMCO Funds Distributors LLC are hereby changed to “Allianz Global Investors Distributors LLC” to reflect the name change of the underwriter.
     4. Article XI is hereby deleted in its entirety and replaced with the following Article XI:
ARTICLE XI. Notices
          Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to the Fund:	PIMCO Variable Insurance Trust
840 Newport Center Drive, Suite 300
Newport Beach, CA 92660

If to the Company:	President
Aviva Life and Annuity Company
699 Walnut Street, Suite 1700
Des Moines, IA 50309

and

Ameritas Life Insurance Corp.
5900 O Street
Lincoln, Nebraska 68510
Attention: Norma Houfek

If to the Underwriter:	Allianz Global Investors Distributors LLC
345 Avenue of the Americas
New York, New York 10105

     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to the Participation Agreement to be executed in its name and on its behalf by its duly authorized representative as of           , 2008.

AVIVA LIFE AND ANNUITY COMPANY	By its authorized officer
	By:	/s/ Michael H. Miller
		Name:	Michael H. Miller
		Title:	Secretary

PIMCO VARIABLE INSURANCE TRUST	By its authorized officer
	By:	/s/ Ernest L. Schmider
		Name:	Ernest L. Schmider
		Title:	President

ALLIANZ INVESTORS GLOBAL DISTRIBUTORS LLC	By its authorized officer
	By:	/s/ Brian Jacob
		Name:	Brian Jacob
		Title:	Managing Director, Head of Sales

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